CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees of Turner Funds:

We consent to the use of our report dated November 19, 2004, with respect to the financial statements of the Constellation TIP Core Growth Fund (formerly TIP Tax Managed US Equity Fund), (the "Fund"), one of the funds constituting Constellation Funds as of September 30, 2004, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
July 27, 2005